EX-28.e

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

This Amended and Restated Distribution Agreement is made as of December 15, 2021, between The DFA Investment Trust Company (the "Fund"), a Delaware statutory trust, and DFA Securities LLC ("DFA Securities"), a Delaware limited liability company, as the successor to DFA Securities Inc.

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and currently offers shares of beneficial interest ("Shares") in distinct series (the "Series"), which correspond to distinct portfolios; and

WHEREAS, DFA Securities is a member in good standing of the Financial Industry Regulatory Authority ("FINRA") and is registered as a broker-dealer with the U.S. Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended; and

WHEREAS, the Fund desires to retain DFA Securities to serve as principal underwriter in connection with the offering and sale of Shares of the above-referenced Series and of such other series as may hereafter be designated by the Board of Trustees, which Series may have one or more classes of shares; and

WHEREAS, DFA Securities is willing to act as principal underwriter of the Shares of each such Series and class, if any, on the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties, intending to be legally bound, hereby agree as follows:

(1) The Fund hereby appoints DFA Securities as its agent to be the principal underwriter of the Fund to sell and to arrange for the sale of Shares of the Series on the terms and for the period set forth in this Agreement. DFA Securities hereby accepts such appointment and agrees to act hereunder, and pursuant to the Fund's Registration Statement filed with the SEC on Form N-lA (SEC File No. 811-7436), as amended from time to time, during the term of this Agreement.
(2) Sales of the Shares shall be effected in the manner provided for in the then current prospectus of the Fund and in the account registration forms provided by the Fund to DFA Securities.
(3) In carrying out its responsibilities under this Agreement, DFA Securities shall use its best efforts to ensure that persons engaged as Regional Directors and Regional Representatives of DFA Securities comply with applicable Federal and state regulatory requirements regarding the sales of securities, and with applicable provisions of the FINRA Rules.
(4) DFA Securities will utilize its best efforts to encourage and promote the sale of the Shares and, to this end, at its own expense, may prepare and disseminate research and resource material as may be reasonably necessary or desirable to promote the sale of the

Shares. Any such material which refers to the Fund shall be approved in writing by an executive officer of the Fund prior to dissemination.

(5) The Fund shall be responsible for, and shall bear the costs of, registration of the Shares under applicable Federal and state securities laws. DFA Securities shall be responsible for, and shall bear the cost of, its own registration as a securities dealer under Federal and state law and of its membership in FINRA and the cost of prospectuses provided to persons who are not shareholders of the Fund.

(6) The Fund agrees to indemnify, defend and hold harmless DFA Securities and each of its affiliates, directors and officers and each person, if any, who controls DFA Securities within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees and disbursements incurred in connection therewith, but excluding any consequential or special damages), (i) arising out of or based upon any alleged untrue statement of a material fact contained in any registration statement, Prospectus, SAI, shareholder reports or other information filed or made public by the Fund (as from time to time amended), or omitted to state a material fact therein required to be stated or necessary in order to make any statement therein made not misleading, or (ii) arising out of any willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement. However, the Fund does not agree to indemnify DFA Securities or hold it harmless to the extent that the statements or omission was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of DFA Securities.

In no case (i) is the indemnity of the Fund to be deemed to protect DFA Securities against any liability to the Fund or the shareholders of any Series to which DFA Securities or such person otherwise would be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement, or material breach of any representation, warranty or covenant made by DFA Securities in this Agreement, or (ii) is the Fund to be liable to DFA Securities under the indemnity agreement contained in this provision with respect to any claim made against DFA Securities or any person indemnified unless DFA Securities or other person shall have notified the Fund in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon DFA Securities or such other person (or after DFA Securities or the person shall have received notice of service on any designated agent). However, failure to notify the Fund of any claim shall not relieve the Fund from any liability which it may have to DFA Securities or any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

The Fund shall be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to the indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain legal counsel, the indemnified defendants shall bear the fees and expenses of any additional legal counsel retained by them. If the Fund does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any legal counsel retained by the indemnified defendants.

The Fund agrees to notify DFA Securities promptly of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of any of its Shares.

(7) DFA Securities agrees to indemnify, defend and hold harmless the Fund and each of its directors, officers, employees and each person, if any, who controls the Fund within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith, but excluding any consequential or special damages) incurred based upon the 1933 Act or any other statute or common law and arising by reason of (i) any person acquiring any Shares, and alleging a wrongful act of DFA Securities or any of its employees or alleging that the registration statement, Prospectus, SAI, shareholder reports or other information filed or made public by the Fund (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, insofar as the statement or omission was made in reliance upon and in conformity with written information furnished to the Fund by or on behalf of DFA Securities, or (ii) willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement.

In no case (i) is the indemnity of DFA Securities in favor of the Fund or any other person indemnified to be deemed to protect the Fund or any other person against any liability to which the Fund or such other person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement or by reason of material breach of any representation, warranty or covenant made by the Fund in this Agreement, or (ii) is DFA Securities to be liable under its indemnity agreement contained in this provision with respect to any claim made against the Fund or any person indemnified unless the Fund or person, as the case may be, shall have notified DFA Securities in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Fund or upon any person (or after the Fund or such person shall have received notice of service on any designated agent). However, failure to notify DFA Securities of any claim shall not relieve DFA Securities from any liability which it may have to the Fund or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph.

DFA Securities shall be entitled to participate, at its own expense, in the defense, or if it so elects, to assume the defense of any suit brought to enforce the claim, but if DFA Securities elects to assume the defense, the defense shall be conducted by legal counsel chosen by DFA Securities and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that DFA Securities elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional legal counsel retained by them. If DFA Securities does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

DFA Securities agrees to notify the Fund promptly of the commencement of any litigation, regulatory action (including an investigation) or proceedings against it or any of its officers or directors in connection with the issue and sale of any of the Fund’s Shares.

(8) DFA Securities may undertake appropriate distribution activities that DFA Securities deems reasonable, which are primarily intended to result in the sale of Shares. Subject to the supervisory authority of the Trustees of the Fund, and on such terms as are authorized by the Fund, DFA Securities may enter into servicing and/or selling agreements with qualified dealers, financial intermediaries or other appropriate third-parties with respect to the offering of Shares to the public.

(9) DFA Securities shall supervise the Fund's customer identification program ("CIP") with respect to shareholders (i.e., customers) of the Fund's series, including supervising any service provider of the Fund who has been delegated responsibility to implement any portion of CIP. DFA Securities also will assist in maintaining the books and records relating to the Fund's and its service provider's performance of CIP.

(10) The rights granted to DFA Securities shall be non-exclusive in that the Fund reserves the right to sell the Shares to investors on applications received and accepted by the Fund.  Further, the Fund reserves the right to issue Shares in connection with (a) the merger or consolidation of the assets of, or acquisition by the Fund through purchase or otherwise, with any other investment company, trust or personal holding company; (b) the payment or reinvestment of dividends or distributions; or (c) any offer of exchange permitted by Section 11 of the 1940 Act.
(11) Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the above-written date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Trustees of the Fund who are not "interested persons" (as that term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board of Trustees.
(12) This Agreement shall terminate automatically in the event of its assignment and may be terminated by either party without penalty upon sixty days' written notice.
(13) Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other to the party giving notice: ifto the Fund, at 6300 Bee Cave Road, Building One, Austin, Texas 78746, and if to DFA Securities, at 6300 Bee Cave Road, Building One, Austin, Texas 78746.
(14) This Agreement  shall be construed in accordance with the laws of the State of Delaware and the provisions of the 1940 Act. To the extent that the laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the Fund and DFA Securities have caused this Amended and Restated Distribution Agreement to be executed by their respective officers thereunto duly authorized, as of the day and year above written.

THE DFA INVESTMENT TRUST COMPANY

By:    /s/ Ryan P. Buechner
Name:    Ryan P. Buechner
Title:        Vice President

DFA SECURITIES LLC

By:    /s/ Carolyn L. O
Name:   Carolyn L. O
Title:      Vice President

Dated:      March 13, 1989, as amended and restated
December 19, 2003, December 27, 2007,
April 6, 2009, March 22, 2011, and
December 15, 2021